UNITED STATES
	SECURITIES AND EXCHANGE COMMISSION



	Washington, D.C. 20549
	________________________________________



	FORM 8-K



CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported) August 24, 1998


THE MONTANA POWER COMPANY
(Exact name of registrant as specified in its charter)



		Montana		1-4566		      81-0170530
(State or other jurisdiction	(Commission		    (IRS Employer
	of incorporation)	 File Number)		 Identification
No.)



40 East Broadway, Butte, Montana 59701
(Address of principal executive offices) (zip code)

Registrant's telephone number, including area code (406) 723-5421




ITEM 5.  Other Events.

Resolution of Colstrip Units 3 & 4 Coal Price Disputes

Western Energy Company (Western), a coal-mining subsidiary of The
Montana Power Company (Company), and owners of Colstrip Units 3 & 4 generating plants have settled coal contract disputes and future coal price reopeners. The resolution reached provides Western with a stable earnings platform by eliminating all future price reopeners and a chance to enhance revenues through performance incentives, while reducing the plants' delivered coal prices and allowing the Colstrip owners to review and approve mining plans and budgets.

Western remains the full requirements fuel supplier for all four
Colstrip plants. The Company operates the four units, and owns 50 percent of Units 1 & 2. The Company owns 30 percent of Unit 3 and has a 30 percent leased interest in Unit 4. Puget Sound Energy (Puget) owns the other half of Units 1 & 2. The other owners of Units 3 & 4 are Puget, 25 percent; Portland General Electric, 20 percent; Washington Water Power, 15 percent; and PacifiCorp, 10 percent.

In July 1998, Western and the Units 3 & 4 non-operating owners (NOOs), other than Puget, settled a gross inequity dispute. In February 1997, Western settled coal price reopeners for Units 1 & 2 with Montana Power and Puget, and a gross inequity claim for Units 3 & 4 with Puget only. The Company remained apart from the other owners on the Unit 3 & 4 gross inequity issue, maintaining, as did Western, that a gross inequity had not occurred.

The gross inequity settlement provided two options from which each NOO could elect independently. The first option provided a reduction in base price of $0.50 per ton on tons sold from April 1996 through June 2000. The second option offered the same "incentive pricing" under the original Coal Supply Agreement that Western offered during 1997 and the first quarter of 1998 to stimulate sales to the Buyers. The NOOs had until August 31, 1998 to elect from the two options. Two of the NOO's selected the first option and the other NOO selected the second option resulting in a third quarter 1998 reduction to the Company's pre-tax earnings of approximately $2,100,000 for coal delivered prior to June 30, 1998.

In August 1998, the pricing provisions of the contract for coal supply and the contract for coal transportation were amended. New procedures for mine governance, dispute resolution and final reclamation were also implemented.

Under terms of the new coal supply agreement, Western will be paid for its actual costs of mining coal for Units 3 & 4 and will earn a return on its investment in the mine. Western will also have the opportunity to receive incentive fees based on its ability to meet certain agreed upon performance standards. New coal transportation fees also were established. This settlement will result in a third quarter 1998 reduction to the Company's pre-tax earnings of approximately $1,000,000 for coal delivered prior to June 30, 1998.

Until mid-year 2000, Western will realize a modest profit reduction to account for the gross inequity settlement and the elimination of over collections by Western in some cost categories. Under the new supply and transportation agreements, the delivered coal price to Units 3 & 4 will be significantly reduced from current price levels in increments beginning July 31, 2000 and 2001, the respective dates of the first scheduled coal supply and coal transportation price reopeners under the original agreements. With the pricing structure in effect on those dates, Western's contribution to the Company's consolidated pre-tax income from these two contracts is expected to be reduced in increments to approximately 50 percent of the 1998 projections of $25,000,000. With the elimination of the price reopeners and the adoption of the new pricing structure, Western does not anticipate any further adjustments to profitability on these contracts throughout their terms, which run through December 2019.


Electric Marketing and Trading

On August 26, 1998, the Company announced it is exiting the electric commodity trading and marketing businesses. Due to the high volatility and immaturity of the electric trading market and the Company's prior decision to sell its generation assets, the Company believes that these activities create unacceptable risks and would require very large volumes and supplies to be successful. The Company is in the process of developing its exit strategy. The departure from these businesses is not expected to have a material impact on the Company's results from operations.

	This Form 8-K contains forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934. Forward-looking statements should be read with the cautionary statements and important factors included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 at Item 7, "Management's Discussion and Analysis of
Financial Conditions and Results of Operations - Safe Harbor for Forward-Looking Statements." Forward-looking statements are all statements other than statements of historical fact, including without limitation those that are identified by the use of the words "expects," "believes," "anticipate" and similar expressions.



SIGNATURES

	Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


			THE MONTANA POWER COMPANY
		(Registrant)


		By 	/s/ J. P. Pederson
		J. P. Pederson
		Vice President and Chief
Financial and Information Officer


Dated:  September 21, 1998